Exhibit 99.1

CONTACT:	Robert Gross
President and Chief Executive Officer
(585) 647-6400

Catherine D’Amico
EVP of Finance and Chief Financial Officer
(585) 647-6400

Investor Relations:
Cara O’Brien/Melissa Myron
Media: Melissa Merrill
Financial Dynamics
(212) 850-5600

FOR IMMEDIATE RELEASE

MONRO MUFFLER BRAKE, INC. ANNOUNCES RECORD FISCAL 2005
FOURTH QUARTER AND FULL YEAR FINANCIAL RESULTS
~ Fourth Quarter Net Income Increases 36%; Comparable Store Sales up 4.5% ~
~ Annual Reported EPS is a Record $1.35 ~
~ Annual EPS is $1.39 Excluding Impact of Lease Accounting Revision ~

     ROCHESTER, N.Y. – May 24, 2005 – Monro Muffler Brake, Inc. (Nasdaq: MNRO), a leading provider of automotive undercar repair and tire services, today announced record financial results for the fourth quarter and full year ended March 26, 2005.

Fourth Quarter Results

     Sales for the quarter increased 21% to $81.1 million from $67.2 million in the fourth quarter of fiscal 2004. The increase was a result of a 4.5% gain in comparable store sales and an $11.5 million sales contribution from new stores. The comparable store sales result was driven by a 12% increase in the comparable store maintenance service category, including a 7% growth in comparable store oil changes, and a 12% increase in comparable store tire sales. Gross margin improved to 38.5% versus 38.2% in the comparable period last year, despite a shift in sales mix to lower margin service and tire categories, largely due to the Company’s leveraging of its fixed costs and a decline in labor costs as a percentage of sales. Selling, general, and administrative expenses, as a percentage of sales, were 32.2% compared to 32.1% in the same period last year due in large part to costs associated with Sarbanes-Oxley requirements. During the quarter, the Company added 15 stores, including 10 Mr. Tire stores acquired from Henderson Holdings, Inc. and four BJ’s Wholesale Club locations.

     Net income increased 36% to $2.8 million, or $0.19 per diluted share, compared to $2.0 million, or $0.14 per diluted share, last year. Excluding the impact of the change in lease accounting practices (as discussed in detail below), net income was $2.9 million, or $0.20 per diluted share, versus $2.2 million, or $0.15 per diluted share .

     Robert G. Gross, President and Chief Executive Officer, commented, “During the fourth quarter, we continued our proven strategy of driving store traffic and building loyalty through attractively priced oil changes and industry-leading customer service. This, combined with continued gains in our tire and maintenance service offerings, resulted in a strong 4.5% comparable store sales increase and, with new store sales, a 21% increase in fourth quarter sales. Further, higher selling prices combined with improved operating leverage resulted in margin gains.”

Full Year Results

     Sales for the year increased 21% to $337.4 million from $279.5 million in fiscal 2004, with comparable store sales higher by 2.0% and new stores adding $54.0 million. Gross margin was 40.5%, compared to 40.8% last year, and selling, general, and administrative expenses as a percentage of sales remained flat at 30.3%. Net income increased 19% to $19.7 million, or $1.35 per diluted share, compared to $16.5 million, or $1.15 per diluted share, last year. Excluding the impact of the change in lease accounting practices (as discussed in detail below), fiscal 2005 diluted earnings per share were $1.39, exceeding previously announced expectations. This represents an increase of 18% over last year’s $1.18 diluted earnings per share, before the change in lease accounting.

     Mr. Gross continued, “We are very pleased with our financial performance for fiscal 2005. Our achievements in the fourth quarter, combined with our sales growth and cost discipline throughout the year, drove our solid annual earnings per share of $1.39, before the impact of the lease accounting revision, which was ahead of our expectations. During the year, we not only achieved sales and earnings results in line with our long term objectives of approximately 20% top line growth and approximately 15% bottom line growth, but also outperformed the industry as a whole. Moreover, we completed two acquisitions of tire stores, which are performing very well and are on track to being accretive to earnings in our first year of ownership.”

Lease Accounting Revision

     As described in its April 5, 2005 press release, the Company conducted a review of its lease accounting practices. As a result of this review, the Company has revised its accounting policies to comply with generally accepted accounting principles related to the timing of rent and depreciation expense for leased locations. Previously, the Company followed a practice prevalent across the retailing industry, in which it computed straight-line rent expense for the current term of the lease only, while depreciating buildings and leasehold improvements over longer periods. The Company has revised its accounting to recognize rent expense, including rent escalations, on a straight-line basis over the reasonably assured lease period and to depreciate buildings and leasehold improvements over the shorter of their estimated useful lives or the related reasonably assured lease term. These changes are reflected in the Company’s 2005 results described herein and in the accompanying tables. Additionally, prior fiscal periods have been restated.

     These revisions to lease accounting resulted in a cumulative, non-cash adjustment to retained earnings as of March 2004 of approximately $4.8 million after-tax, and reduced fiscal 2005 net income by $0.5 million or $0.04 per share. Of the $4.8 million after-tax impact as of March 2004, $0.5 million, or approximately $0.03 per share, is attributable to fiscal 2004 and $4.3 million is related to fiscal 2003 and prior periods. This accounting revision does not affect historical or future cash flows or the timing or amounts of payments under related leases, as it relates solely to accounting treatment. In addition, the impact of the accounting revision was not material to any prior interim or annual period.

Company Outlook

     Based on business and economic conditions, the Company currently anticipates fiscal 2006 sales to be in the range of $375 million to $385 million, assuming a comparable store sales increase of between 3% and 5%. Additionally, the Company anticipates that it will continue to capitalize on acquisition opportunities that will allow it to meet its long-term objective of approximately 20% annual sales growth. The Company expects earnings per diluted share in the range of $1.52 to $1.60 based upon weighted average shares outstanding of 15.0 million, versus the reported earnings of $1.35 per diluted share in fiscal 2005. The fiscal 2006 earnings estimate is net of approximately $0.03 to $0.04 per share in additional non-cash expense related to the revised lease accounting. For the first quarter of fiscal 2006, the Company anticipates earnings per diluted share of between $0.52 and $0.55 versus $0.47, as restated, in the same period last year. Finally, the Company plans to open 16 new stores in fiscal 2006, aside from acquisitions, of which 10 are projected to be BJ’s Wholesale Club locations.

     Mr. Gross concluded, “As we look ahead, we are confident in the position we have established in the market place. Our efficient operating model, dedicated customer service, and proven growth strategy have enabled us to continually gain market share and post record financial results. We remain committed to growing our business through attractively-priced acquisitions that expand our store base, fill in our markets, and increase our profitability as we focus on strengthening Monro Muffler Brake and maximizing shareholder value.”

     Mr. Gross continued, “Consistent with our long-term objectives, and as reported on Friday, May 20, 2005, we initiated a $0.05 per quarter cash dividend to all common and preferred shareholders. We believe our strong and consistently growing cash flow, and low debt-to-equity ratio, allow us to return a small portion of our earnings to investors while not impairing our ability to acquire companies and grow sales and earnings at an accelerated pace.”

     Monro Muffler Brake operates a chain of stores providing automotive undercar repair and tire services in the United States, operating under the brand names of Monro Muffler Brake and Service, Speedy Auto Service by Monro, Mr. Tire and Tread Quarters Discount Tires. The Company currently operates 625 stores and has 16 dealer locations in New York, Pennsylvania, Ohio, Connecticut, Massachusetts, West Virginia, Virginia, Maryland, Vermont, New Hampshire, New Jersey, North Carolina, South Carolina, Indiana, Rhode Island, Delaware, Maine and Michigan. Monro’s stores provide a full range of services for exhaust systems, brake systems, steering and suspension systems, tires and many vehicle maintenance services.

The statements contained in this press release that are not historical facts may contain statements of future expectations and other forward-looking statements made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to risks, uncertainties and other important factors that could cause actual results to differ materially from those expressed. These factors include, but are not necessarily limited to, product demand, dependence on and competition within the primary markets in which the Company’s stores are located, the need for and costs associated with store renovations and other capital expenditures, the effect of economic conditions, the impact of competitive services and pricing, product development, parts supply restraints or difficulties, industry regulation, risks relating to leverage and debt service (including sensitivity to fluctuations in interest rates), continued availability of capital resources and financing, risks relating to integration of acquired businesses and other factors set forth elsewhere herein and in the Company’s Securities and Exchange Commission filings, including the report on Form 10-K for the fiscal year ended March 27, 2004.

(tables to follow)

MONRO MUFFLER BRAKE, INC.
Financial Highlights
(Unaudited)
(Dollars in thousands, except per share amounts)

	Quarter Ended Fiscal March
	2005	2004	% Change
		Restated
Sales	$81,119	$67,158	20.8%
Cost of sales, including distribution and occupancy costs	49,850	41,490	20.2

Gross profit	31,269	25,668	21.8
Operating, selling, general and administrative expenses	26,154	21,581	21.2

Operating income	5,115	4,087	25.2
Interest expense, net	738	616	19.8
Other expense, net	230	180

Income before provision for income taxes	4,147	3,291	26.0
Provision for income taxes	1,376	1,252	9.9

Net income(a)	$2,771	$2,039	35.9

Diluted earnings per share	$0.19	$0.14	35.7%

Weighted average number of diluted shares outstanding	14,663	14,486
Number of stores open (at end of quarter)	626	595

- more -

MONRO MUFFLER BRAKE, INC.
Financial Highlights
(Dollars in thousands, except per share amounts)

	Year Ended Fiscal March
	2005	2004	% Change
		Restated
Sales	$337,409	$279,457	20.7%
Cost of sales, including distribution and occupancy costs	200,616	165,412	21.3

Gross profit	136,793	114,045	19.9
Operating, selling, general and administrative expenses	102,379	84,708	20.9

Operating income	34,414	29,337	17.3
Interest expense, net	2,549	2,613	(2.5)
Other expense, net	463	48

Income before provision for income taxes	31,402	26,676	17.7
Provision for income taxes	11,733	10,136	15.8

Net income(a)	$19,669	$16,540	18.9

Diluted earnings per share	$1.35	$1.15	17.4%

Weighted average number of diluted shares outstanding	14,562	14,400

- more -

(a) The impact of the Company’s lease accounting revision on fiscal 2005 and 2004 and a reconciliation to fiscal 2005 and 2004 net income excluding this impact, are as follows:

	Quarter Ended Fiscal March
	2005	2004
Increase in cost of sales, including distribution and occupancy costs	$238	$192

Reduction in gross profit and operating income	238	192
Reduction in other expense, net	(25)	(2)
Reduction in provision for income taxes	(80)	(70)

Reduction in net income	$133	$120

Reduction in diluted EPS	$.01	$.01

Reconciliation of net income
Net income as reported	$2,771	$2,039
Add back: non-cash expense relating to lease accounting revisions (net of tax)	133	120

Net income excluding impact of lease accounting revision	$2,904	$2,159

EPS as reported	$.19	$.14
Add back: non-cash expense relating to lease accounting revisions (net of tax)	.01	.01

EPS excluding impact of lease accounting revision	$.20	$.15

	Year Ended Fiscal March
	2005	2004
Increase in cost of sales, including distribution and occupancy costs	$955	$762

Reduction in gross profit and operating income	955	762
Reduction in other expense, net	(97)	(11)
Reduction in provision for income taxes	(326)	(286)

Reduction in net income	$532	$465

Reduction in diluted EPS	$.04	$.03

Reconciliation of net income
Net income as reported	$19,669	$16,540
Add back: non-cash expense relating to lease accounting revisions (net of tax)	532	465

Net income excluding impact of lease accounting revision	$20,201	$17,005

EPS as reported	$1.35	$1.15
Add back: non-cash expense relating to lease accounting revisions (net of tax)	.04	.03

EPS excluding impact of lease accounting revision	$1.39	$1.18

MONRO MUFFLER BRAKE, INC.
Financial Highlights
(Dollars in thousands)

	March 26,	March 27,
	2005	2004
		Restated

Assets
Current assets
Cash	$888	$1,533
Inventories	59,753	54,050
Other current assets	16,878	14,153

Total current assets	77,519	69,736
Property, plant and equipment, net	164,310	154,801
Other noncurrent assets	43,158	34,807

Total assets	$284,987	$259,344

Liabilities and Shareholders’ Equity
Current liabilities	$50,363	$40,127
Long-term debt	55,438	68,763
Other long term liabilities	11,697	11,462

Total liabilities	117,498	120,352
Total shareholders’ equity	167,489	138,992

Total liabilities and shareholders’ equity	$284,987	$259,344

# # #